Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and made effective on May 1, 2011, by and between Steven M. Powers (hereinafter “Employee”) and Vanguard Energy Corporation, a Colorado corporation (hereinafter the “Company”).

The parties hereto agree as follows:

1.     EMPLOYMENT

Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee as its Vice President of Business Development and Secretary. The Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee will devote approximately 40% of his time to the business of the Company.  It is understood that the Employee has been, and will continue to be, engaged in other business activities.

The Employee shall, diligently devote the Employee’s time and efforts to the business and affairs of the Company and subsidiaries.  The Employee will be subject to the authority and directions of the Company’s Board of Directors.

2.             COMPENSATION

The Employee shall be paid a monthly salary of $7,500, net cash to Employee. The Company will either pay directly or reimburse the Employee for all federal and state income taxes and other income related taxes including, but not limited to FICA and FUTA taxes. The Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Employee (in accordance with the policies and procedures established by the Company for its Employee officers).

3.             NON-DISCLOSURE OF CONFIDENTIAL INFORMATION, NON-COMPETE.

a.             Employee acknowledges that the Company’s trade secrets, private or secret processes, as they exist from time to time, business records and plans, inventions, acquisition strategy, computer programs and listings, source code and/or subject code, proprietary information, procedures, methods of operating the Company’s business, practices, plans and information pertaining to the Company’s properties, and other information of a confidential nature not known publicly (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been gained by the Employee by virtue of Employee’s association with the Company.  In light of the highly competitive nature of the industry in which the Company’s business is conducted, Employee agrees that all Confidential Information, heretofore or in the future obtained by Employee as a result of Employee’s association with the Company, shall be considered confidential.

b.             The Employee agrees that he shall:

1.     hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company;

2.     exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information;

3.     take such protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information.

c.             Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Employee can show:

1.     at the time of disclosure, is in the public domain; or

2.     after the disclosure, enters the public domain by way of printed publication through no fault of the Employee; or

3.     was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or

4.     was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential.

d.             Upon written request of the Company, Employee shall return to the Company all materials, in whatever form, containing Confidential Information.

4.             INDEMNIFICATION

Each party hereby agrees to indemnify, defend, and hold harmless the other party, its members, agents, employees, officers and directors from and against any and all damages, losses, liability, suits, actions, demands, penalties, proceedings (whether legal or administrative) and expenses including, but not limited to attorney’s fees) arising directly or indirectly, out of any action or failure to act, any breach of this Agreement, misrepresentation or misconduct by either party, its employees, and agents.

5.             TERM

The term of this Agreement shall commence upon the date as hereinabove provided, and continue until cancelled by ten days written notice by either party. Upon the termination of this Agreement, all amounts due to Employee pursuant to Section 2 of this Agreement will be paid in full.

6.             NOTICE

Any notice, request, demand or other communications which one party under this Agreement desires or is required to delivery to the other party, shall be in writing and delivered by way of facsimile transmission to the fax number of the recipient.  Notice is effective upon receipt, provided that a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery.  Any notice given by fax shall be deemed received on the next business day if its is received after 5:00 p.m. (recipient’s time) or on a non-business day.  Any party may change its address or fax number by giving the other party notice of the change in any manner permitted by this Agreement.

If to Employee:	If to Company:

Steven M. Powers	Vanguard Energy Corporation
1999 Avenue of the Stars, #1100	1999 Avenue of the Stars, #1100
Los Angeles, CA 90067	Los Angeles, CA 90067
Fax: (310) 525-3511	Fax: (310) 525-3511

7.             ARBITRATION AND ATTORNEYS’ FEES

Any dispute, claim or controversy arising out of or relating to this letter Agreement, including the breach, termination, enforcement, interpretation or validity thereof, and the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by final, binding arbitration in Los Angeles, California, before a sole arbitrator, in accordance with the laws of the State of California.  The arbitration shall be administered by American Arbitration Association (“AAA”) pursuant to AAA’s Arbitration Rules and Procedures, or by some other comparable private arbitration service if AAA does not exist or is not otherwise able, and judgment on the Award may be entered in any court having jurisdiction.  The prevailing party in any dispute shall be entitled to recover reasonable attorneys’ fees and costs.

8.             GENERAL

a.             Neither this Agreement nor any rights hereunder shall be assignable by either party hereto without the express written consent of the other party.

b.             No modification of this Agreement shall be effective unless it is in writing and signed by both parties hereto.

c.             If any provision of this Agreement shall be held to be invalid under any state or federal law, it shall be interpreted if possible to conform to such law, or if not possible, it shall be deemed deleted and the remaining provisions shall continue in full force and effect.

d.             Any of the terms or conditions of this Agreement may be waived by either party, but no such waiver shall affect or impair the rights of such party to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Agreement.

e.             This Agreement contains the entire agreement of the parties and supersedes any  other negotiations, discussions and agreements.

f.              Sections 3, 4, and 7 will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first listed hereinabove.

EMPLOYEE:		VANGUARD ENERGY CORPORATION

By:	/s/ Steven M. Powers	By:	/s/ Warren M. Dillard
	Steven M. Powers		Warren M. Dillard

Vanguard Employ Agree re Powers 4-28-11